UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Assured Guaranty Ltd.
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ASSURED GUARANTY LTD.
30 Woodbourne Avenue
Hamilton HM 08 Bermuda
April 25, 2013

Annual General Meeting
May 8, 2013

Supplemental Information Regarding
Proposal No. 2 (Advisory Vote on Executive Compensation) and
Proposal No. 1 (Election of Directors)

Explanatory Note

Commencing on April 25, 2013, Assured Guaranty Ltd. (which we refer to as AGL, we, us or our; we use Assured Guaranty or the Company to refer to AGL and its subsidiaries) made the following communication available to its shareholders.

Say-on-Pay – Proposal No. 2

We write to ask for your support at the 2013 Annual General Meeting of Shareholders by voting in accordance with the recommendation of our Board of Directors on all proposals, including the advisory vote on our executive compensation program (also known as say-on-pay). Proposal No. 2 in our 2013 proxy statement includes relevant information regarding the matter.

Since 2011, the Compensation Committee of our Board of Directors and our management have made extensive changes to our compensation program in order to strengthen the linkage between pay and long-term Company performance. As ISS Proxy Advisory Services (ISS) noted in their advisory report last year, we have made “timely changes in [our] long-term incentive program which is now comprised mostly of performance-based elements with clearly defined metrics and goals coupled with the elimination of previous pay practices that were problematic”. ISS also stated the changes “represent a commitment toward a stronger pay-for-performance linkage at the company”.

Compensation Mix

The 2012 compensation for Dominic Frederico, our chief executive officer, consists 89% of incentive compensation; of that amount, approximately 46% consists of performance-based compensation (in the form of performance-based deferred cash and performance-based equity). Each component of Mr. Frederico’s 2012 compensation, compared to what he received for 2011, is set out on page 41 of our 2013 proxy statement.

The performance-based equity compensation only vests if our Common Share price reaches certain thresholds over a sustained 40-day trading period and if, at the end of a three-year performance period, Mr. Frederico is still employed by our Company. Even if the share price thresholds are reached during the performance period, the value of the award cannot be realized until after the end of the three-year period. Additionally, the ultimate value received by Mr. Frederico in connection with any vested performance share units will be based on the share price at the time of sale (or, in the case of performance-based stock options, the share price on the date of exercise).

In February 2012, the Compensation Committee awarded Mr. Frederico a two-year equity grant. The grant is comprised 75% of the performance-based equity described above and 25% of time-based equity, with the explicit condition that Mr. Frederico would not receive a February 2013 grant.

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The grant, which had an aggregate target value of $5 million, covered compensation for 2011 as well as 2012. Annualized, the value was $2.5 million per year. Mr. Frederico in fact did not receive another grant in February 2013.

•	The two-year nature of the grant was intended to provide an incentive for Mr. Frederico to remain with our Company and to reward him for sustained increases in shareholder value.

•	If Mr. Frederico is not employed by the Company after December 31, 2014, which is when the three-year performance period ends, he forfeits the entire equity grant.

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The performance-based portion of the equity consists 67% of performance share units and 33% of performance stock options and, as noted above, represents 75% of the equity grant made to Mr. Frederico in 2012. Accordingly, even if Mr. Frederico is employed by the Company after December 31, 2014, 75% of the grant would not have any value if the 40-day average share price did not reach $18 during the performance period.

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The performance share units and the performance stock options vest, if at all, after December 31, 2014, based on our Common Share price using the highest 40-day average share price during the 2012-2014 performance period.

The amount of vesting for the performance share units is as follows:

◦	0% if the share price does not reach $18

◦	35% if the share price reaches $18

◦	100% if the share price reaches $24

◦	200% if the share price reaches $30

The amount of vesting for the performance stock options is as follows:

◦	0% if the share price does not reach $18

◦	35% if the share price reaches $18

◦	50% if the share price reaches $24

◦	100% if the share price reaches $30

As noted above, the share price is based on a 40-day average to ensure vesting occurs only if the threshold share price is sustained for an extended period.

In each case, if the share price is between the specified levels, the vesting level will be interpolated accordingly.

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When the Compensation Committee awarded Mr. Frederico his two-year equity grant on February 9, 2012, the average price of our Common Shares during the 40-day period prior to February 3, 2012, which was a date in close proximity to the equity grant date, was $14.42.

For the 40-day average share price of $14.42 to reach $18, $24 or $30, there would have to be a 25%, 66% and 108% increase in the share price, respectively.

Compensation Process and CEO Achievements

As discussed in the 2013 proxy statement, each year the Compensation Committee reviews and approves financial performance goals for the Company as well as qualitative performance goals for each of the executive officers. The Compensation Committee establishes the goals for the next upcoming year in November of the prior year, reviews the progress against those goals the following August and November, and makes executive compensation decisions with respect to the previous year's performance in February.

Accordingly, the Compensation Committee established the Company’s 2012 financial performance goals in November 2011, and determined the executive officers’ 2012 compensation in February 2013.

At the time that the 2012 financial performance goals were established in November 2011, the financial strength ratings of Assured Guaranty Municipal Corp. (AGM) and Assured Guaranty Corp. (AGC), the Company’s main insurance operating subsidiaries, were on CreditWatch negative by Standard & Poor's Ratings Services (S&P) and the outlook on such ratings was negative by Moody's Investors Service, Inc. (Moody's). There was no certainty that the financial strength ratings from S&P would remain in the AA category. In addition, the volume of new issuance in the municipal market had declined steeply in 2011 as compared to 2010, and demand for insurance was low due to the business climate. The Compensation Committee viewed the financial performance goals they set to be challenging, although possible, to achieve.

With respect to Mr. Frederico, the Compensation Committee established a number of individual goals for him. In particular:

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It was important to the Compensation Committee that our CEO take steps to manage our losses and aggressively pursue recoveries of the claims that we have paid, especially with respect to residential mortgage-backed securities, where originators and servicers had breached representations and warranties and failed to comply with their agreements with us to repurchase underlying loans.

Mr. Frederico was responsible for our Company entering into two settlement agreements in 2012, including personally negotiating the one with Deutsche Bank AG, and for personally overseeing the bringing of lawsuits against numerous originators and servicers, including Deutsche Bank, Flagstar Bank, JPMorgan Chase & Co., UBS and Credit Suisse Securities (USA) LLC.

We received $166 million in cash when the Deutsche Bank agreement was signed and, as of December 31, 2012, $278 million of assets had been placed in trust to cover future losses. Our litigation has already resulted in an award of $106.5 million in damages as well as attorneys’ fees and costs in our favor from Flagstar Bank.

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It was also important to the Compensation Committee that our CEO articulate a clear strategy for our Company and implement a business plan to grow our direct business and maintain reinsurance business.

Under Mr. Frederico’s leadership, our Company continued to write a significant amount of new business despite ratings uncertainty and unprecedented low interest rates and tight credit spreads. We achieved $210.0 million of present value of new business production (PVP) in 2012. We also achieved a total economic benefit of $191 million from canceling ceded reinsurance.

In 2012, we generated $535 million of operating income, making this the third year in a row with operating income in excess of half a billion dollars.

Importantly, Mr. Frederico also oversaw our purchase of, and our development of a plan for, the launch of Municipal Assurance Corp. as a new financial guaranty insurer that provides insurance only on debt obligations in the U.S. public finance markets, in order to increase our insurance penetration in such market.

•	Another important goal for the Compensation Committee was that our Company maintain strong financial strength ratings.

In March 2012, Moody’s placed AGM’s and AGC’s financial strength ratings on watch for possible downgrade but did not complete its review until January 2013. Although Moody’s lowered the financial strength ratings of AGM and AGC from Aa3 to A2 and A3, respectively, the Compensation Committee recognized that Mr. Frederico took appropriate steps to address the ratings uncertainty that continued throughout much of 2012 and, together with his management team, expended significant time and effort in refuting the rationale behind Moody's 2012 Credit Watch and qualitative rating factors.

In determining Mr. Frederico’s compensation for 2012, the Compensation Committee credited him with having achieved all of the Company’s financial performance goals, other than the one for PVP, under difficult market conditions and all of his qualitative goals. In addition, the Compensation Committee considered the increase in the price of the Company’s Common Shares. Upon Mr. Frederico's initiative, we commenced a $200 million share repurchase program, and between January 17, 2013 (the day preceding the announcement of such program) and February 7, 2013 (the day 2012 compensation was approved by the Compensation Committee), the price of our Common Shares rose 31.8%. Since February 7, 2013 until April 19, 2013, the total return of such Common Shares was 2.8%.

After taking all the 2012 developments into consideration, the Compensation Committee believed it was appropriate to increase Mr. Frederico’s annual incentive compensation for 2012 by $100,000 and to leave the rest of his compensation unchanged from what it had been for 2011. As noted above, he did not receive an equity award in February 2013.

Compensation Amount

As ISS noted in their advisory report last year, when they issued a recommendation that shareholders vote in favor of our say-on-pay proposal, we had provided a chart on page 44 of the 2012 proxy statement showing actual "earned" compensation for 2010 and 2011. The chart showed a 5.4% decrease in total CEO pay from $8,564,800 in 2010 to $8,100,000 in 2011. The annual incentive compensation component of the total CEO pay decreased by approximately 11%, from $3,600,000 in 2010 to $3,200,000 in 2011.

We have provided a similar chart this year, on page 41 of the 2013 proxy statement. The chart shows that Mr. Frederico was not considered for an additional equity award in February 2013; the two-year grant awarded in February 2012 has been allocated between the 2011 and 2012 years. The chart also shows that Mr. Frederico’s total pay essentially remained unchanged from that in 2011, except that his annual incentive compensation increased by $100,000, or 3.1%, such that his total pay for 2012 was $8,200,000, as compared to $8,100,000 for 2011.

2012 Shareholder Response

At the 2012 Annual General Meeting, following the disclosure in our 2012 proxy statement of our new compensation program, and the compensation awarded to our CEO, including the two-year equity award, over 83% of the shares that voted on our say-on-pay-resolution were voted in support of the compensation paid to our named executive officers.

We believe that this strong support from our shareholders is a result of the Compensation Committee’s evaluation of our compensation practices and talent needs, and the changes we made in 2011 and 2012, when we sought to link even more strongly our compensation to our operating objectives and the enhancement of shareholder value.

2013 Say-on-Pay Resolution

We ask for your support at the 2013 Annual General Meeting by voting in accordance with the recommendation of our Board of Directors on all proposals, including our say-on-pay resolution and our recommendation that you vote in favor of all our nominees for director, including Compensation Committee members Francisco L. Borges and G. Lawrence Buhl.

The compensation we paid our CEO for 2012 is virtually unchanged from that in 2011, for which we received a positive recommendation from ISS, but for the increase of his annual incentive compensation by 3.1%. Our Company is in a stronger position today due to Mr. Frederico’s leadership and the continued rise in the price of our Common Shares reflects the value that that market places on our Company. The settlement agreements we have executed (with Deutsche Bank and one other party in 2012, and with Bank of America in 2011) and the favorable judgments we have received in the litigation proceedings we bring (our victory in Flagstar) are important steps in our management of losses and recoveries of claim payments. In addition, our continued new business production and ability to achieve economic value; the high operating income we have consistently earned since our initial public offering, despite the global financial crisis; as well as the new municipal-only platform we are preparing to offer to the public finance market, reflect the strategic leadership Mr. Frederico provides to our Company.

ISS Views and Assured Guaranty’s Response

ISS recently issued a report in which it advises that shareholders vote against our say-on-pay resolution this year, contrary to its recommendation to vote in favor of our say-on-pay resolution last year.

ISS Peer Group. Although the Company’s compensation process has been consistent from year to year, ISS has changed its methodology this year. In particular, their recommendation is based on a comparison of our CEO’s compensation with those of “ISS’ derived peers” in “similar sectors and size ranges”. ISS applies a standardized approach to peer groups that does not necessarily take into account whether the companies in the group it develops shares all key characteristics with our Company or competes with us for executive talent.

•	Only one company that had been in the 2012 ISS peer group remained in their 2013 peer group.

•	None of the companies in the 2013 peer group is in the same line of business as ours (other than, arguably, MBIA, which is no longer writing new business).

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The market capitalization of the companies in the 2013 ISS peer group as of April 19, 2013, the date of the ISS report, ranged from $0.35 billion to $4.7 billion. While Assured Guaranty’s market capitalization as of that day was approximately $3.8 billion, 50% of the companies in the ISS group had market capitalizations of less than $1 billion. Indeed, the average market capitalization of the companies in the ISS group was only $1.29 billion.

As we have disclosed in our 2012 and 2013 proxy statements, the Compensation Committee makes only limited use of comparison groups. Financial guaranty insurers that had been in comparison groups, but which are no longer active in writing new business or rated by the rating agencies, have been replaced in recent years. Today, Assured Guaranty is the only public company writing financial guaranty insurance. Because other companies are not in the same segment of the insurance industry as we are, involved in credit enhancement, have the same business model as we do, face the same challenges or have the same opportunities, we do not believe it is reasonable to expect that we would have comparable total shareholder returns or compensation arrangements as those companies.

40-Day Average Share Price. ISS also focuses on the use of the highest 40-day average share price during a performance period to determine the amount of vesting of the performance equity award. According to ISS, because the market price of our Common Shares was $17.44 on February 9, 2012, the date of grant of the two-year award to Mr. Frederico, 35% of his awards could vest on a 40-day average share price that is “just” a 56 cent improvement from the share price on the day of grant.

Contrary to ISS, the Compensation Committee believed the thresholds it had set, when compared to the share price at the time of grant, were significant to overcome.

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As noted above, when the Compensation Committee awarded Mr. Frederico his two-year equity grant on February 9, 2012, the average price of our Common Shares during the 40-day period prior to February 3, 2012 was only $14.42.

•	During 2012, the highest 40-day average price of our Common Shares was $17.30.

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It was not until March 11, 2013 that the 40-day average share price crossed the $18 minimum threshold. That day, the closing price of one of our Common Shares was $20.23, resulting in a 40-day average share price of $18.03.

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As disclosed in the 2013 proxy statement, on March 20, 2013, a day close to the date it was filed with the Securities and Exchange Commission, the highest 40-day average share price was $19.02. As such, approximately 46% of the performance share units, and 38% of the performance stock options, could vest after December 31, 2014, and significant unrealized potential value remained in Mr. Frederico’s equity award.

In addition, ISS claims that the vesting scheme rewards for stock peaks within a three-year period and not for long-term trends of increasing the share price and shareholder returns over the three years. As we have noted, because the equity cannot be sold until after the end of the three-year performance period, despite the thresholds being achieved earlier in the performance period, Mr. Frederico has an incentive to maintain the price of our Common Shares in order for the value of the performance equity to be higher than the value either at the peak or at grant.

Wilbur L. Ross, Jr. – Proposal No. 1

We also ask you to vote in favor of Wilbur L. Ross, Jr. continuing as one of our directors. Proposal No. 1 in our 2013 proxy statement contains information about Mr. Ross and why we believe he is a valuable member of our board. Through his affiliated funds, Mr. Ross has invested over $300 million in our Company and owns over 10% of our Common Shares. He is one of the best known private equity investors in the United States and has demonstrated his ability to meet the time requirements to be an effective director. Mr. Ross is deeply involved with our Company and often provides advice to our CEO and management, both during and outside of board meetings, and offers support for our strategic initiatives. As an investor with a sizeable stake in our Company, his interests are significantly aligned with those of other shareholders. As we observed in our 2013 proxy statement, Mr. Ross possesses unique skills, qualities and expertise which adds significant value to the success of our Company. It is not meaningful to measure his ability to serve as a director of our Company based on a generalization regarding the optimal maximum number of boards on which a hypothetical director should serve. Mr. Ross deserves to be re-elected and it will benefit the interests of our Company and our shareholders for you to vote for him.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Wednesday, May 8, 2013.

This supplemental information, as well as our proxy statement for the 2013 Annual General Meeting, form of proxy card and 2012 Annual Report, is available at www.assuredguaranty.com/annualmeeting and at www.proxyvote.com.

Important Information Regarding Voting

If you have already voted on Proposals No. 1 or No. 2, or any other proposal described in our 2013 proxy statement, and you wish to change your vote, you may do so by:

•	Sending in another signed proxy with a later date or resubmitting your vote by telephone or the Internet

•	Sending a letter revoking your proxy to our Secretary at 30 Woodbourne Avenue, Hamilton HM 08, Bermuda or

•	Attending the Annual General Meeting and voting in person.

If you wish to revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendations. If you have any questions, please feel free to contact James M. Michener, our General Counsel, at (441) 279-5702.